Exhibit 99.2

May 14, 2009.

Global Health Ventures to appoint new auditors and board members

Vancouver, BC (May 14, 09). Global Health Ventures Inc (the “Company”), (OTCBB: GHLV) today announced the appointment of UHY LDMB Advisors Inc. as the new Auditors for the Company. UHY LDMB Advisors are Chartered Accountants located at 1688-152nd Street, South Surrey, British Columbia.

The Company also announces the appointment of Dr. David Filer and Mr. Christian Bezy as new Board members and Audrey Lew as the new Chief Financial Officer.

About Global Health Ventures

Global Health Ventures, Inc. is a ‘Healthcare Technology Merchant Bank’, and is in the business of acquiring and licensing outstanding healthcare technologies for further development, and re-licensing to major pharmaceutical companies. While venture capital and private equity firms tend to be investment-oriented, The Company licenses or buys the promising technology from biotech companies with insufficient resources, or lack of appropriate management for further development. GHV develops the technologies to mid-stage Phase III clinical trials and then sells or out-licenses to major pharmaceutical, biotechnology or speciality Pharma worldwide for upfront fees, milestones, and royalties.

For more Information contact:

Dr. Hassan Salari

President & CEO

Global Health Ventures

Tel: (604) 324-4844

Email: hsalari@ghlvs.com